Exhibit 99.1

CYPRESS ENERGY PARTNERS, L.P.

PART I.   FINANCIAL INFORMATION

ITEM 1.	Unaudited Condensed Consolidated Financial Statements

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Balance Sheets
As of March 31, 2015 and December 31, 2014
(in thousands, except unit data)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$26,541	$20,757
Trade accounts receivable, net	52,205	54,075
Deferred tax assets	4	68
Prepaid expenses and other	2,067	2,440
Total current assets	80,817	77,340
Property and equipment:
Property and equipment, at cost	28,088	27,878
Less: Accumulated depreciation	4,236	3,538
Total property and equipment, net	23,852	24,340
Intangible assets, net	29,482	30,245
Goodwill	55,408	55,545
Debt issuance costs, net	2,184	2,318
Other assets	47	54
Total assets	$191,790	$189,842

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$1,562	$2,461
Accounts payable - affiliates	33	586
Accrued payroll and other	15,236	7,750
Income taxes payable	613	546
Total current liabilities	17,444	11,343
Long-term debt	130,200	77,600
Deferred tax liabilities	348	438
Asset retirement obligations	33	33
Total liabilities	148,025	89,414

Commitments and contingencies - Note 10

Owners' equity:
Partners’ capital:
Common units (5,916,634 and 5,913,000 units outstanding at March 31, 2015 and December 31, 2014, respectively)	5,383	6,285
Subordinated units (5,913,000 units outstanding at March 31, 2015 and December 31, 2014)	65,062	66,096
General partner	(25,730)	1,999
Accumulated other comprehensive loss	(1,934)	(525)
Total partners' capital	42,781	73,855
Non-controlling interests	984	26,573
Total owners' equity	43,765	100,428
Total liabilities and owners' equity	$191,790	$189,842

 See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statements of Income
For the Three Months Ended March 31, 2015 and 2014
(in thousands, except unit and per unit data)

	Three Months Ended March 31,
	2015	2014

Revenues	$94,066	$97,523
Costs of services	83,517	86,103
Gross margin	10,549	11,420

Operating costs and expense:
General and administrative	5,262	4,954
Depreciation, amortization and accretion	1,258	1,561
Operating income	4,029	4,905

Other (expense) income:
Interest expense, net	(1,007)	(785)
Offering costs	-	(446)
Other, net	8	(12)
Net income before income tax expense	3,030	3,662
Income tax expense	204	145
Net income	2,826	3,517

Net income attributable to non-controlling interests	167	773
Net income attributable to partners	2,659	2,744

Net income attributable to general partner	-	646
Net income attributable to limited partners	$2,659	$2,098

Net income attributable to limited partners allocated to:
Common unitholders	$1,330	$1,049
Subordinated unitholders	1,329	1,049
	$2,659	$2,098

Net income per common limited partner unit:
Basic	$0.22	$0.18
Diluted	$0.22	$0.17

Net income per subordinated limited partner unit - basic and diluted	$0.22	$0.18

Weighted average common units outstanding:
Basic	5,915,159	5,913,000
Diluted	5,915,159	5,996,240

Weighted average subordinated units outstanding - basic and diluted	5,913,000	5,913,000

See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statements of Comprehensive Income
For the Three Months Ended March 31, 2015 and 2014
(in thousands)

	Three Months Ended March 31,
	2015	2014

Net income	$2,826	$3,517
Other comprehensive loss - foreign currency translation	(885)	(459)

Comprehensive income	$1,941	$3,058

Comprehensive (loss) income attributable to non-controlling interests	(290)	696

Comprehensive income attributable to controlling interests	$2,231	$2,362

 See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2015 and 2014
(in thousands)

	Three Months Ended March 31,
	2015	2014
Operating activities:
Net income	$2,826	$3,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	1,314	1,610
Loss on asset disposal	3	-
Interest expense from debt issuance cost amortization	134	189
Amortization of equity-based compensation	211	294
Equity (income) loss in investee company	(2)	14
Deferred tax benefit, net	-	(38)
Changes in assets and liabilities:
Trade accounts receivable	1,870	7,147
Prepaid expenses and other	383	232
Accounts payable and accrued payroll and other	6,739	6,019
Income taxes payable	67	(15,930)
Net cash provided by operating activities	13,545	3,054

Investing activities:
Acquisition of 49.9% interest in the TIR Entities (Note 4)	(52,588)	-
Purchase of property and equipment	(930)	(319)
Net cash used in investing activities	(53,518)	(319)

Financing activities:
Proceeds from initial public offering	-	80,213
Distribution of initial public offering proceeds to Cypress Energy Holdings, LLC	-	(80,213)
Payment of deferred offering costs	-	(314)
Advances on long-term debt	52,600	-
Repayment of long-term debt	-	(5,000)
Payments on behalf of affiliates	-	(65)
Net advances from members	-	314
Distributions to limited partners	(4,806)	-
Distributions to non-controlling members of the TIR Entities	(1,421)	-
Net cash provided by (used in) financing activities	46,373	(5,065)

Effect of exchange rates on cash	(616)	(328)

Net increase (decrease) in cash and cash equivalents	5,784	(2,658)
Cash and cash equivalents, beginning of period	20,757	26,690
Cash and cash equivalents, end of period	$26,541	$24,032

Non-cash items:
Accounts payable excluded from capital expenditures	$51	$75

 See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statement of Owners' Equity
For the Three Months Ended March 31, 2015
(in thousands)

	General Partner	Common Units	Subordinated Units	Accumulated Other Comprehensive Loss	Non-controlling Interests	Total Owners' Equity

Owners' equity at December 31, 2014	$1,999	$6,285	$66,096	$(525)	$26,573	$100,428
Net income for the period January 1, 2015 through January 31, 2015	-	328	328	-	202	858
Net income for the period February 1, 2015 through March 31, 2015	-	1,002	1,001	-	(35)	1,968
Foreign currency translation adjustment	-	-	-	(428)	(457)	(885)
Acquisition of 49.9% interest in the TIR Entities (Note 4)	(27,729)	-	-	(981)	(23,878)	(52,588)
Distributions to partners	-	(2,403)	(2,403)	-	-	(4,806)
Distributions to non-controlling interests	-	-	-	-	(1,421)	(1,421)
Equity-based compensation	-	171	40	-	-	211

Owners' Equity at March 31, 2015	$(25,730)	$5,383	$65,062	$(1,934)	$984	$43,765

See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.

  Notes to the Condensed Consolidated Financial Statements

1.  Organization and Operations

Cypress Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed in 2013 to provide independent pipeline inspection and integrity services to producers and pipeline companies and to provide saltwater disposal (“SWD”) and other water and environmental services to U.S. onshore oil and natural gas producers and trucking companies.  Trading of our common units began January 15, 2014 on the New York Stock Exchange under the symbol “CELP.” At our Initial Public Offering (“IPO”), 4,312,500 of our outstanding 5,916,634 common units were made available to the general public. The remaining common units and 100% of the subordinated units are constructively owned by affiliates, employees and directors of the Partnership.

Our business is organized into the Pipeline Inspection and Integrity Services (“PI&IS”) and Water and Environmental Services (“W&ES”) reportable segments.  PI&IS provides services to energy, public utility and pipeline companies in both the United States and Canada.  The inspectors of PI&IS perform a variety of inspection and integrity services on midstream pipelines, gathering systems and distribution systems, including data gathering and supervision of third-party construction, inspection, and maintenance and repair projects.

W&ES provides services to oil and natural gas producers and trucking companies through its ownership and operation of eight commercial SWD facilities in the Bakken Shale region of the Williston Basin in North Dakota and two in the Permian Basin in Texas.  All of the facilities utilize specialized equipment and remote monitoring to minimize downtime and increase efficiency for peak utilization.  These facilities also contain oil skimming processes that remove any remaining oil from water delivered to the sites.  In addition to these SWD facilities, we provide management and staffing services for third-party SWD facilities in the Bakken Shale region, pursuant to management agreements.  We also own a 25% member interest in one of the managed wells.

2.  Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The Condensed Consolidated Financial Statements as of and for the three months ended March 31, 2015 and 2014 include our accounts and those of our controlled subsidiaries. Investments where we do not have the ability to exercise control, but do have the ability to exercise significant influence, are accounted for using the equity method of accounting. All significant intercompany transactions and account balances have been eliminated in consolidation. The Condensed Consolidated Balance Sheet at December 31, 2014 is derived from audited financial statements.

The accompanying Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim consolidated financial information and in accordance with the rules and regulations of the Securities and Exchange Commission.  The Condensed Consolidated Financial Statements include all adjustments considered necessary for a fair presentation of the financial position and results of operations for the interim periods presented.  Such adjustments consist only of normal recurring items, unless otherwise disclosed herein.  Accordingly, the Condensed Consolidated Financial Statements do not include all the information and notes required by GAAP for complete consolidated financial statements.  However, we believe that the disclosures made are adequate to make the information not misleading.  These interim Condensed Consolidated Financial Statements should be read in conjunction with our audited financial statements as of and for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K.  The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

CYPRESS ENERGY PARTNERS, L.P.

 Notes to the Condensed Consolidated Financial Statements

Use of Estimates in the Preparation of Financial Statements

The preparation of the Partnership’s Condensed Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.

Significant Accounting Policies

Our significant accounting policies are consistent with those disclosed in Note 2 included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Income Taxes

A publicly-traded partnership is required to generate at least 90% of its gross income (as defined for federal income tax purposes) from certain qualifying sources.  At least 90% of our gross income has been qualifying income since our IPO.

As a limited partnership, we generally are not subject to federal, state or local income taxes.  The tax on the Partnership’s net income is generally borne by the individual partners.  Net income for financial statement purposes may differ significantly from taxable income of the partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement.  The aggregated difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partners’ tax attributes in us is not available to us. The Partnership’s Canadian activity remains taxable in Canada, as well as the activities of a wholly owned subsidiary, Tulsa Inspection Resources – PUC, LLC (“TIR-PUC”), which has elected to be taxed as a corporation for U.S. federal income tax purposes.  Consequently, the Partnership records income tax expense for our Canadian operations, our U.S. corporate operations and any state income and franchise taxes specifically applicable to the Partnership. The Partnership also has a private letter ruling pending with the Internal Revenue Service related to the TIR-PUC activities.

Non-controlling Interest

We have certain consolidated subsidiaries in which outside parties own interests. The non-controlling interest shown in our Condensed Consolidated Financial Statements represents the other owners’ share of these entities.

CYPRESS ENERGY PARTNERS, L.P.

 Notes to the Condensed Consolidated Financial Statements

Identifiable Intangible Assets

Our recorded identifiable intangible assets primarily include customer lists, trademarks and trade names.  Identifiable intangible assets with finite lives are amortized over their estimated useful lives, which is the period over which the asset is expected to contribute directly or indirectly to our future cash flows.  We have no indefinite-lived intangibles other than goodwill.  The determination of the fair value of the intangible assets and the estimated useful lives are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach, or the cost approach, (2) our expected use of the asset, (3) the expected useful life of related assets, (4) any legal, regulatory, or contractual provisions, including renewal or extension periods that would cause substantial costs or modifications to existing agreements, and (5) the effects of demand, competition, and other economic factors.  Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and subsequent useful life of the asset.  If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life.  Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.  There were no impairments of identifiable intangible assets during the three months ended March 31, 2015 or 2014.

Goodwill

Goodwill is not amortized, but is subject to an annual review on November 1 (or at other dates if events or changes in circumstances indicate that the carrying value of goodwill may be impaired) for impairment at a reporting unit level.  The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed or operated.  A reporting unit is an operating segment or a component that is one level below an operating segment.  In accordance with ASC 350 “Intangibles — Goodwill and Other”, we have assessed the reporting unit definitions and determined that PI&IS and W&ES are the appropriate reporting units for testing goodwill impairment.  The accounting estimate relative to assessing the impairment of goodwill is a critical accounting estimate for each of our reporting segments. There were no impairments of goodwill during the three months ended March 31, 2015 or 2014.

CYPRESS ENERGY PARTNERS, L.P.

 Notes to the Condensed Consolidated Financial Statements

Impairments of Long-Lived Assets

As prescribed by ASC 360-10-05, Property, Plant and Equipment – General Impairment or Disposal of Long-Lived Assets, we assess property, plant and equipment ("PP&E") for possible impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Such indicators include, among others, the nature of the asset, the projected future economic benefit of the asset, changes in regulatory and political environments and historical and future cash flow and profitability measurements. If the carrying value of an asset exceeds the future undiscounted cash flows expected from the asset, we recognize an impairment charge for the excess of carrying value of the asset over its estimated fair value. Determination as to whether and how much an asset is impaired involves management estimates on highly uncertain matters such as future commodity prices, the effects of inflation on operating expenses and the outlook for national or regional market supply and demand for the services we provide. There were no recorded impairments of long-lived assets for the three months ended March 31, 2015 or 2014.

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 – Revenue from Contracts with Customers in May 2014.  ASU 2014-09 is intended to clarify the principles for recognizing revenue and develop a common standard for recognizing revenue for GAAP and International Financial Reporting Standards that is applicable to all organizations.  The Partnership will be required to comply with this ASU beginning in 2017.  We are currently evaluating the impact of this ASU on the financial information of the Partnership.  We do not anticipate that the adoption of this ASU will materially impact our financial position, results of operations or cash flows. On April 29, 2015, the FASB issued a proposal to defer the effective date to periods beginning after December 15, 2017.

The FASB issued ASU 2015-03 – Interest – Imputation of Interest in April 2015. This guidance requires debt issuance costs related to our long-term debt (currently reflected as a non-current asset) be presented on the balance sheet as a reduction of the carrying amount of the long-term debt. The Partnership will be required to comply with this ASU beginning in 2016. It requires retrospective application and we plan to adopt this guidance beginning in the first quarter of 2016. We are currently reviewing the new requirements to determine the impact this guidance will have on our Consolidated Financial Statements.

3.  Initial Public Offering

On January 21, 2014, the Partnership completed its IPO consisting of 4,312,500 common units, representing limited partner interests in the Partnership at a price to the public of $20.00 per common unit ($18.70 per common unit, net of underwriting discounts, commissions and fees) which included a 562,500 unit over-allotment option that was exercised by the underwriters.  We received proceeds of $80.2 million from the IPO, after deducting underwriting discounts and structuring fees.  The net proceeds from the IPO were distributed to Cypress Energy Holdings II, LLC (“Holdings II”), a wholly owned subsidiary of Cypress Energy Holdings, LLC (“Holdings”), as reimbursement for certain capital expenditures it incurred with respect to assets contributed to us.

Total incurred deferred offering costs of $2.9 million were charged to Owners’ Equity against the proceeds of the IPO.  The Partnership incurred $0.4 million of offering costs during the three months ended March 31, 2014 that were expensed as incurred.  No offering costs were incurred during the three months ended March 31, 2015.  These non-recurring costs are reflected as offering costs in the Condensed Consolidated Statements of Income for the three months ended March 31, 2014.

In connection with the IPO, Holdings II conveyed a 100% interest in Cypress Energy Partners, LLC ("CEP LLC") in exchange for a 47.8% limited partner interest in the Partnership and the right to receive the proceeds of the IPO. In addition, affiliates of Holdings, conveyed an aggregate 50.1% interest in Tulsa Inspection Resources, LLC (“TIR LLC”), Tulsa Inspection Resources – Nondestructive Examination, LLC and Tulsa Inspection Resources Holdings, LLC (collectively, the “TIR Entities”) to the Partnership in exchange for an aggregate 15.7% limited partner interest in the Partnership.

4. Acquisitions

Effective February 1, 2015, the Partnership acquired the remaining 49.9% interest in the TIR Entities previously held by the affiliates of Holdings for $52.6 million. We financed this acquisition with borrowings under our acquisition revolving credit facility. Because we already controlled and consolidated the TIR Entities in our Consolidated Financial Statements, the amount paid in excess of the previously recorded non-controlling interest in the TIR Entities has been reflected in the Condensed Consolidated Statement of Owners’ Equity as a distribution to the general partner.

CYPRESS ENERGY PARTNERS, L.P.

Notes to the Condensed Consolidated Financial Statements

5.  Credit Agreement

The Partnership is party to a credit agreement (as amended, the “Credit Agreement”) that provides up to $200.0 million in borrowing capacity, subject to certain limitations. The Credit Agreement includes a working capital revolving credit facility (“WCRCF”) which provides up to $75.0 million in borrowing capacity to fund working capital needs and an acquisition revolving credit facility (“ARCF”) which provides up to $125.0 million in borrowing capacity to fund acquisitions and expansion projects. In addition, the credit agreement provides for an accordion feature that allows us to increase the availability under the facilities by an additional $125.0 million. The Credit Agreement matures December 24, 2018.

At March 31, 2015 and December 31, 2014, outstanding borrowings under the credit agreement totaled $130.2 million and $77.6 million, respectively. Borrowings under the WCRCF totaled $50.0 million at March 31, 2015 and December 31, 2014. Borrowings under the WCRCF are limited by a monthly borrowing base calculation as defined in the Credit Agreement.  If, at any time, outstanding borrowings under the WCRCF exceed the Partnership’s calculated borrowing base, principal in the amount of the excess is due upon submission of the borrowing base calculation.  Borrowings under the ARCF totaled $80.2 million and $27.6 million at March 31, 2015 and December 31, 2014, respectively. Available borrowings under the ARCF may be limited by certain financial covenant ratios as defined in the agreement. The obligations under our Credit Agreement are secured by a first priority lien on substantially all assets of the Borrowers.

All borrowings under the credit agreement bear interest, at our option, on a leveraged based grid pricing at (i) a base rate plus a margin of 1.25% to 2.75% per annum (“Base Rate Borrowing”) or (ii) an adjusted LIBOR rate plus a margin of 2.25% to 3.75% per annum (“LIBOR Borrowings”).  The applicable margin is determined based on the combined leverage ratio of the Borrowers, as defined in the credit agreement.  The interest rate on credit agreement borrowings ranged between 2.68% and 3.27% for the three months ended March 31, 2015 and 2.91% and 3.50% for the three months ended March 31, 2014.  Interest on Base Rate Borrowings is payable monthly.  Interest on LIBOR Borrowings is paid upon maturity of the underlying LIBOR contract, but no less often than quarterly.  Commitment fees are charged at a rate of 0.50% on any unused credit and are payable quarterly.  Interest paid during the three months ended March 31, 2015 and 2014 was $0.8 million and $0.7 million, respectively, including commitment fees.

Our credit agreement contains various customary affirmative and negative covenants and restrictive provisions.  Our credit agreement also requires maintenance of certain financial covenants, including a combined total adjusted leverage ratio (as defined in our credit agreement) of not more than 4.0 to 1.0 and an interest coverage ratio (as defined in our credit agreement) of not less than 3.0 to 1.0.  At March 31, 2015, our total adjusted leverage ratio was 2.85 to 1.0 and our interest coverage ratio was 8.21 to 1.0, pursuant to the credit agreement.  Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of our credit agreement, the lenders may declare any outstanding principal of our credit agreement debt, together with accrued and unpaid interest, to be immediately due and payable and may exercise the other remedies set forth or referred to in our credit agreement. We expect to remain in compliance with all or our financial debt covenants throughout the next twelve months.

In addition, our credit agreement restricts our ability to make distributions on, or redeem or repurchase, our equity interests.  However, we may make distributions of available cash so long as, both at the time of the distribution and after giving effect to the distribution, no default exists under our credit agreement, the borrowers and the guarantors are in compliance with the financial covenants, the borrowing base (which includes 100% of cash on hand) exceeds the amount of outstanding credit extensions under the working capital revolving credit facility by at least $5.0 million and at least $5.0 million in lender commitments are available to be drawn under the working capital revolving credit facility.

6. Income Taxes

Income tax expense reflected on the Condensed Consolidated Statements of Income for the three months ended March 31, 2015 and 2014 differs from an expected statutory rate of 35% primarily due to the non-taxable nature of partnership earnings for both U.S. federal and, in most cases, state income tax purposes (pass-through status) offset by the corporate income taxes of TIR-PUC, the income taxes related to our Canadian operations and any applicable state income and franchise taxes.

CYPRESS ENERGY PARTNERS, L.P.

 Notes to the Condensed Consolidated Financial Statements

7.  Equity Compensation

Effective at the closing of the IPO, our General Partner adopted a long-term incentive plan (“LTIP”) that authorized up to 1,182,600 units representing 10% of the initial outstanding units.  Certain directors and employees of the Partnership have been awarded Phantom Restricted Units (“Units”) under the terms of the LTIP.  The fair value of the awards issued is determined based on the quoted market value of the publically traded common units at each grant date, adjusted for a forfeiture rate, and other discounts attributable to the awarded units.  This valuation is considered a Level 3 valuation under the fair value measurement hierarchy.  Compensation expense is amortized over the vesting period of the grant.  Prior to January 1, 2015, Holdings reimbursed the Partnership for the direct expense of the awards and allocated the expense to us through the annual administrative fee provided for under the terms of the omnibus agreement (Note 8).  For the three months ended March 31, 2015 and 2014, compensation expense of $0.2 million and $0.1 million, respectively, was recorded under the LTIP.  The following table sets forth the LTIP Unit activity for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015		2014
		Weighted		Weighted
		Average		Average
		Grant		Grant
	Number	Date Fair	Number	Date Fair
	of Units	Value / Unit	of Units	Value / Unit

Units at January 1	158,353	$18.11	-	$-
Units granted	168,070	13.42	116,843	17.22
Units vested and issued	(3,634)	(18.61)	-	-
Units forfeited	(4,372)	(18.10)	-	-
Units at March 31	318,417	15.63	116,843	17.22

Outstanding Units issued to directors vest ratably over a three-year period from the date of grant.  Units granted to employees vest over either a five-year period or eighteen month period from the date of grant. For the five year awards, one third vests at the end of the third year, one third at the end of the fourth year and one third at the end of the fifth year. The eighteen month awards vest 100% at the end of the vesting period. Under certain circumstances, awards will vest in full upon the occurrence certain events as defined in the LTIP agreement.

In conjunction with the IPO, phantom profits interest units previously issued under a previous LTIP were exchanged for 44,250 Units under the Partnership’s LTIP.  Vesting under all of the exchanged awards was retroactive to the initial grant date.  The awards are considered for all purposes to have been granted under the Partnership’s LTIP.

In addition, at IPO, certain profits interest units previously issued were converted into 44,451 subordinated units of the Partnership outside of the LTIP.  Vesting for the subordinated units is retroactive to the initial grant date.  Compensation expense associated with the subordinated units was less than $0.1 million and $0.2 million for the three months ended March 31, 2015 and 2014, respectively.  The exchange of the phantom profits interest units and the profits interest units resulted in the reversal of the existing equity compensation liability of $0.1 million in the first quarter of 2014 as the new awards are accounted for as equity.

8.  Related-Party Transactions

Omnibus Agreement

Effective as of the closing of the IPO, we entered into an omnibus agreement with Holdings and other related parties that govern the following matters, among other things:

CYPRESS ENERGY PARTNERS, L.P.

 Notes to the Condensed Consolidated Financial Statements

●

our payment of an annual administrative fee in the amount of $4.04 million and $4.0 million for the years ended December 31, 2015 and 2014, respectively, to be paid in quarterly installments (pro-rated in 2014 from the IPO date) to Holdings for providing certain partnership overhead services, including certain executive management services by certain officers of our General Partner, and compensation expense for all employees required to manage and operate our business.  This fee also includes the incremental general and administrative expenses we incur as a result of being a publicly traded partnership;

●

our right of first offer on Holdings’ and its subsidiaries’ assets used in, and entities primarily engaged in, providing SWD and other water and environmental services and pipeline inspection and integrity services; and

●

indemnification of us by Holdings for certain environmental and other liabilities, including events and conditions associated with the operation of assets that occurred prior to the closing of the IPO and our obligation to indemnify Holdings for events and conditions associated with the operation of our assets that occur after the closing of the IPO and for environmental liabilities related to our assets to the extent Holdings is not required to indemnify us.

So long as Holdings controls our General Partner, the omnibus agreement will remain in full force and effect, unless we and Holdings agree to terminate it sooner.  If Holdings ceases to control our General Partner, either party may terminate the omnibus agreement, provided that the indemnification obligations will remain in full force and effect in accordance with their terms.  We and Holdings may agree to amend the omnibus agreement; however, amendments that the General Partner determines are adverse to our unitholders will also require the approval of the Conflicts Committee of our Board of Directors.

The amount charged by Holdings for the three months ended March 31, 2015 and 2014 was $1.01 million and $0.8 million, respectively, and is reflected in general and administrative in the Condensed Consolidated Statements of Income.

Distributions to / Advances from Parent

Prior to the IPO, we provided treasury and accounts payable services for Holdings and other affiliates.  Amounts paid on behalf of Holdings and its affiliates, net of cash transfers from Holdings, are treated as a component of Parent Net Equity.  Net distributions to Parent were $0.2 million for the three months ended March 31, 2014.  There were no net distributions / advances to Parent during the three months ended March 31, 2015.

Other Related Party Transactions

A current board member has an ownership interest in a customer of the Partnership – Rud Transportation, LLC (“Rud”).  Total revenue recognized by the Partnership from Rud was $0.4 million and $0.6 million for the three months ended March 31, 2015 and 2014, respectively.  Accounts receivable from Rud was $0.4 million and $0.3 million at March 31, 2015 and December 31, 2014, respectively, and is included in trade accounts receivable, net in the Condensed Consolidated Balance Sheets.

The Partnership, through CES LLC, provides management services to its 25% owned investee company, Alati Arnegard, LLC (“Arnegard”).  Management fee revenue earned from Arnegard totaled $0.1 million for the three months ended March 31, 2015 and 2014.  Accounts receivable from Arnegard totaled $0.1 million at March 31, 2015 and December 31, 2014 and is included in trade accounts receivable, net in the Condensed Consolidated Balance Sheets.

CYPRESS ENERGY PARTNERS, L.P.

 Notes to the Condensed Consolidated Financial Statements

CES LLC outsources staffing and payroll services to an affiliated entity, Cypress Energy Management – Bakken Operations, LLC (“CEM-BO”).  CEM-BO is owned 49% by SBG Energy (an entity which a current board member and business partner has an ownership interest).  Total employee related costs paid to CEM-BO were $0.7 million and $0.8 million for the three months ended March 31, 2015 and 2014, respectively.  Included in accounts payable on the Condensed Consolidated Balance Sheets was less than $0.1 million at March 31, 2015 and $0.2 million at December 31, 2014, related to this arrangement.

9.  Earnings per Unit and Cash Distributions

Subsequent to the IPO, the Partnership presents earnings per unit information in accordance with ASC Topic 260 – Earnings per Share.

Net income per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting the General Partner’s incentive distributions, if any, by the weighted-average number of outstanding common and subordinated units.  Diluted net income per common unit includes the dilutive impact of unvested Units granted under the LTIP.  Our net income is allocated to the common and subordinated unitholders in accordance with their respective partnership percentages, after giving effect to priority income allocations for incentive distributions and other adjustments, if any, to our General Partner, pursuant to our partnership agreement.  Net income per unit is only calculated for the Partnership subsequent to the IPO as no units were outstanding prior to January 21, 2014.  The excess or shortfall of earnings relative to distributions is allocated to the limited partners based on their respective ownership interests.  Payments made to our unitholders are determined in relation to actual distributions declared and are not based on the net income allocations used in the calculation of net income per unit.  For the three months ended March 31, 2015, the weighted-average number of units outstanding was 11,828,159, comprised of 5,915,159 common units and 5,913,000 subordinated units. For the three months ended March 31, 2014, the weighted-average number of units outstanding was 11,826,000, comprised of 5,913,000 common units and 5,913,000 subordinated units.

In addition to the common and subordinated units, we have also identified incentive distribution rights as participating securities and use the two-class method when calculating the net income per unit applicable to limited partners, which is based on the weighted-average number of units outstanding during the period.

Our partnership agreement calls for minimum quarterly cash distributions.  The following table summarizes the cash distributions declared and paid by the Partnership since our IPO.  There were no cash distributions declared or paid prior to these distributions.

			Total Cash
	Per Unit Cash	Total Cash	Distributions
Payment Date	Distributions	Distributions	to Affiliates (c)
		(in thousands)

May 15, 2014 (a)	$0.301389	$3,565	$2,264
August 14, 2014	0.396844	4,693	2,980
November 14, 2014	0.406413	4,806	3,052
Total 2014 Distributions	1.104646	13,064	8,296

February 14, 2015	0.406413	4,806	3,052
May 14, 2015 (b)	0.406413	4,808	3,052
Total 2015 Distributions (through May 14, 2015)	0.812826	9,614	6,104

Total Distributions (through May 14, 2015) since IPO	$1.917472	$22,678	$14,400

(a)	Distribution was pro-rated from the date of our IPO through March 31, 2014.
(b)	First quarter 2015 distribution was declared and paid in the second quarter of 2015.
(c)	Approximately 63.5% of the Partnership's outstanding units are held by Holdings and its affiliates.

CYPRESS ENERGY PARTNERS, L.P.

Notes to the Condensed Consolidated Financial Statements

In addition, the TIR Entities made total cash distributions of $3.2 million during the three months ended March 31, 2015 related to activity for the three months ended December 2014 (none in the three months ended March 31, 2014), of which $1.8 million was distributed to the Partnership and $1.4 million was distributed to the non-controlling members of the TIR Entities.

10.  Commitments and Contingencies

Letters of Credit

The Partnership has various performance obligations which are secured with short-term security deposits of $0.5 million at March 31, 2015 and December 31, 2014, included in prepaid expenses and other on the Condensed Consolidated Balance Sheets.

Employment Contract Commitments

A subsidiary of the Partnership has employment agreements with certain of its executives.  The executive employment agreements are effective for a term of two-to-five years from the commencement date, after which time they will continue on an “at-will” basis.  These agreements provide for minimum annual compensation, adjusted for annual increases as authorized by the Board of Directors.  Certain agreements provide for severance payments in the event of specified termination of employment.  At March 31, 2015 and December 31, 2014, the aggregate commitment for future compensation and severance was approximately $0.9 million.

Compliance Audit Contingencies

Certain customer master service agreements (“MSA’s”) offer our customers the opportunity to perform periodic compliance audits, which include the examination of the accuracy of our invoices.  Should our invoices be determined to be inconsistent with the MSA, or inaccurate, the MSA’s may provide the customer the right to receive a credit or refund for any overcharges identified.  At March 31, 2015 and December 31, 2014, the Partnership recognized an estimated liability of $0.2 million associated with the probable settlement of ongoing customer audits of charges originally approved by customer representatives. These liabilities are reflected in accrued payroll and other on the Condensed Consolidated Balance Sheets.

CYPRESS ENERGY PARTNERS, L.P.

 Notes to the Condensed Consolidated Financial Statements

Legal Proceedings

On July 3, 2014, a group of former minority shareholders of Tulsa Inspection Resources, Inc. (“TIR Inc.”, the predecessor of the TIR Entities), formerly an Oklahoma corporation, filed a civil action in the United States District Court for the Northern District of Oklahoma against TIR LLC, members of TIR LLC, and certain affiliates of TIR LLC’s members. TIR LLC is the successor in interest to TIR Inc., resulting from a merger between the entities that closed in December 2013 (the “TIR Merger”). The former shareholders of TIR Inc. claim that they did not receive sufficient value for their shares in the TIR Merger and are seeking rescission of the TIR Merger or, alternatively, compensatory and punitive damages. The Partnership is not named as a defendant in this civil action. TIR LLC and the other defendants have been advised by counsel that the action lacks merit. We believe that the possibility of the Partnership incurring material losses as a result of this action is remote. In addition, the Partnership anticipates no disruption in its business operations related to this action.

On February 2, 2015, a former inspector for TIR LLC filed a putative collective action lawsuit alleging that TIR LLC failed to pay a class of workers overtime in compliance with the Fair Labor Standards Act (“FLSA”) titled Fenley v. TIR LLC in the United States District Court for the District of Kansas.  The plaintiff alleges he was a non-exempt employee of TIR LLC and that he and other potential class members were not paid overtime in compliance with the FLSA. The plaintiff seeks to proceed as a collective action and to receive unpaid overtime and other monetary damages, including attorney’s fees. Subsequent to quarter end, this case was dismissed without prejudice, due to improper venue.

11.  Reportable Segments

The Partnership’s operations consist of two reportable segments: (i) Pipeline Inspection and Integrity Services (“PI&IS”) and (ii) Water and Environmental Services (“W&ES”).

PI&IS – This segment represents the pipeline inspection and integrity services operations of the TIR Entities.  We aggregate these operating entities for reporting purposes as they have similar economic characteristics, including centralized management and processing.  This segment provides independent inspection and integrity services to various energy, public utility and pipeline companies.  The inspectors in this segment perform a variety of inspection and integrity services on midstream pipelines, gathering systems and distribution systems, including data gathering and supervision of third-party construction, inspection, and maintenance and repair projects.  Our results in this segment are driven primarily by the number and type of inspectors performing services for customers and the fees charged for those services, which depend on the nature and duration of the project.

W&ES – This segment includes the operations of ten SWD facilities and fees related to the management of three additional SWD facilities.  We aggregate these operating entities for reporting purposes as they have similar economic characteristics and have centralized management and processing.  Segment results are driven primarily by the volumes of produced water and flowback water we inject into our SWD facilities and the fees we charge for our services.  These fees are charged on a per barrel basis and vary based on the quantity and type of saltwater disposed, competitive dynamics and operating costs.  In addition, for minimal marginal cost, we generate revenue by selling residual oil we recover from the disposed water.

The following tables show operating income by reportable segment and a reconciliation of combined total segment operating income to net income before income tax expense.

CYPRESS ENERGY PARTNERS, L.P.

 Notes to the Condensed Consolidated Financial Statements

	PI&IS	W&ES	Other	Total
	(in thousands)

Three months ended March 31, 2015

Revenue	$89,814	$4,252	$-	$94,066
Costs of services	81,816	1,701	-	83,517
Gross margin	7,998	2,551	-	10,549
General and administrative expense	4,286	872	104	5,262
Depreciation, amortization and accretion	626	632	-	1,258
Operating income	$3,086	$1,047	$(104)	4,029
Interest expense, net				1,007
Other expense, net				(8)
Net income before income tax expense				$3,030

Three months ended March 31, 2014

Revenue	$92,263	$5,260	$-	$97,523
Costs of services	83,976	2,127	-	86,103
Gross margin	8,287	3,133	-	11,420
General and administrative expense	4,345	609	-	4,954
Depreciation, amortization and accretion	635	926	-	1,561
Operating income	$3,307	$1,598	$-	4,905
Interest expense, net				785
Offering costs				446
Other expense, net				12
				$3,662

Total Assets

March 31, 2015	$141,896	$47,625	$2,269

December 31, 2014	$136,224	$50,296	$3,322

12. Subsequent Events

Acquisition of Controlling Interest in Hydrostatic Testing Entity

Effective May 1, 2015, the Partnership acquired a 51% controlling interest in Brown Integrity, LLC (“Brown”), a hydrostatic pipeline inspection and integrity services business for $10.7 million, financed through the Partnership’s Credit Agreement acquisition revolving credit and working capital revolving credit facilities.  In addition, provisions in the purchase agreement provide for certain earn-out payments that could increase the purchase price an additional $9.5 million dependent upon Brown’s distributable cash flows generated over the next two years. The Partnership also has the right, but not the obligation, to acquire the remaining 49% of Brown commencing May 1, 2017 pursuant to a formula that would yield a maximum purchase price of $28 million in any combination of cash and/or Partnership units (at the Partnership’s discretion). Due to the recent closing date of this transaction, an estimate of the effects this acquisition will have on the Condensed Consolidated Financial Statements has not yet been made. The Partnership is currently in the process of determining the fair values of the assets and liabilities acquired under the acquisition method of accounting as outlined in Note 2 of our Annual Report on Form 10-K.

Management Service Contracts

The Partnership has historically provided management services for non-owned SWD facilities under contractual arrangements. In May 2015, the Partnership was notified by principals of two of our management services customers (under common ownership) that they were terminating our management contracts. While management of the Partnership believes that the parties do not have the right to terminate the agreements, the termination of these agreements would result in a reduction of management fee revenue and a corresponding reduction in labor costs associated with staffing the facilities. Management fee revenues related to these contracts totaled $0.3 million for the three months ended March 31, 2015.

Credit Agreement Amendment

On May 4, 2015, the Partnership and the Partnership’s lenders, entered into Amendment No. 2 to the Credit Agreement (the “Amendment”), which amends the Credit Agreement to, among other matters, (i) allow each of Tulsa Inspection Resources – Canada ULC and Foley Inspection Services ULC to join the Credit Agreement as an additional borrower under the Credit Agreement, and (ii) amend certain other provisions of the Credit Agreement as more specifically set forth in the Amendment.

13. Condensed Consolidating Financial Statements

The following financial information reflects consolidating financial information of the Partnership and its wholly owned guarantor subsidiaries and non-guarantor subsidiaries. The information is presented in accordance with the requirements of Rule 3-10 under the SEC’s Regulation S-X. The financial information may not necessarily be indicative of financial position, results of operations or cash flows had the guarantor subsidiaries or non-guarantor subsidiaries operated as independent entities. The Partnership has not presented separate financial and narrative information for each of the guarantor subsidiaries or non-guarantor subsidiaries because it believes such financial and narrative information would not provide any additional information that would be material in evaluating the sufficiency of the guarantor subsidiaries and non-guarantor subsidiaries. The Partnership anticipates issuing debt securities that will be fully and unconditionally guaranteed by the guarantor subsidiaries. These debt securities will be jointly and severally guaranteed by the guarantor subsidiaries. There are no restrictions on the Partnership’s ability to obtain cash dividends or other distributions of funds from the guarantor subsidiaries.

Condensed Consolidating Balance Sheets

As of March 31, 2015

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$93	$24,151	$2,297	$-	$26,541
Trade accounts receivable, net	-	46,434	5,785	(14)	52,205
Receivables from affiliates	126	9,050	-	(9,176)	-
Deferred tax assets	-	2	2	-	4
Prepaid expenses and other	-	2,021	46	-	2,067
Total current assets	219	81,658	8,130	(9,190)	80,817
Property and equipment:
Property and equipment, at cost	-	27,994	94	-	28,088
Less: Accumulated depreciation	-	4,184	52	-	4,236
Total property and equipment, net	-	23,810	42	-	23,852
Intangible assets, net	-	27,843	1,639	-	29,482
Goodwill	-	53,915	1,493	-	55,408
Investment in subsidiaries	43,793	-	-	(43,793)	-
Notes receivable - affiliates	-	3,903	-	(3,903)	-
Debt issuance costs, net	2,184	-	-	-	2,184
Other assets	-	36	11	-	47
Total assets	$46,196	$191,165	$11,315	$(56,886)	$191,790

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$127	$589	$846	$-	$1,562
Accounts payable - affiliates	-	167	9,056	(9,190)	33
Accrued payroll and other	-	15,058	178	-	15,236
Income taxes payable	-	608	5	-	613
Total current liabilities	127	16,422	10,085	(9,190)	17,444
Long-term debt	-	130,200	-	-	130,200
Notes payable - affiliates	-	-	3,186	(3,186)	-
Deferred tax liabilities	-	-	348	-	348
Asset retirement obligations	-	33	-	-	33
Total liabilities	127	146,655	13,619	(12,376)	148,025

Commitments and contingencies - Note 10

Owners' equity:
Total partners' capital	46,069	43,511	(2,304)	(44,495)	42,781
Non-controlling interests	-	999	-	(15)	984
Total owners' equity	46,069	44,510	(2,304)	(44,510)	43,765
Total liabilities and owners' equity	$46,196	$191,165	$11,315	$(56,886)	$191,790

Condensed Consolidating Balance Sheets

As of December 31, 2014

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$982	$16,598	$3,177	$-	$20,757
Trade accounts receivable, net	-	49,569	4,514	(8)	54,075
Receivables from affiliates	22	8,809	-	(8,831)	-
Deferred tax assets	-	15	53	-	68
Prepaid expenses and other	-	2,339	101	-	2,440
Total current assets	1,004	77,330	7,845	(8,839)	77,340
Property and equipment:
Property and equipment, at cost	-	27,769	109	-	27,878
Less: Accumulated depreciation	-	3,485	53	-	3,538
Total property and equipment, net	-	24,284	56	-	24,340
Intangible assets, net	-	28,414	1,831	-	30,245
Goodwill	-	53,915	1,630	-	55,545
Investment in subsidiaries	98,965	-	-	(98,965)	-
Notes receivable - affiliates	-	3,903	-	(3,903)	-
Debt issuance costs, net	2,318	-	-	-	2,318
Other assets	-	35	19	-	54
Total assets	$102,287	$187,881	$11,381	$(111,707)	$189,842

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$34	$2,161	$266	$-	$2,461
Accounts payable - affiliates	-	586	8,839	(8,839)	586
Accrued payroll and other	6	7,605	139	-	7,750
Income taxes payable	-	507	39	-	546
Total current liabilities	40	10,859	9,283	(8,839)	11,343
Long-term debt	-	77,600	-	-	77,600
Notes payable - affiliates	-	-	3,479	(3,479)	-
Deferred tax liabilities	-	-	438	-	438
Asset retirement obligations	-	33	-	-	33
Total liabilities	40	88,492	13,200	(12,318)	89,414

Commitments and contingencies - Note 10

Owners' equity:
Total partners' capital	75,764	98,380	(1,819)	(98,470)	73,855
Non-controlling interests	26,483	1,009	-	(919)	26,573
Total owners' equity	102,247	99,389	(1,819)	(99,389)	100,428
Total liabilities and owners' equity	$102,287	$187,881	$11,381	$(111,707)	$189,842

Condensed Consolidating Statements of Operations

For the Three Months Ended March 31, 2015

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Revenues	$-	$84,746	$10,567	$(1,247)	$94,066
Costs of services	-	74,938	9,826	(1,247)	83,517
Gross margin	-	9,808	741	-	10,549

Operating costs and expense:
General and administrative	104	4,690	468	-	5,262
Depreciation, amortization and accretion	-	1,213	45	-	1,258
Operating income	(104)	3,905	228	-	4,029

Other income (expense):
Equity earnings in subsidiaries	3,091	-	-	(3,091)	-
Interest expense, net	(258)	(674)	(75)	-	(1,007)
Other, net	-	6	2	-	8
Net income before income tax expense	2,729	3,237	155	(3,091)	3,030
Income tax expense	-	157	47	-	204
Net income	2,729	3,030	108	(3,091)	2,826

Net income attributable to non-controlling interests	143	(11)	-	35	167
Net income attributable to controlling interests	$2,586	$3,091	$108	$(3,126)	$2,659

Condensed Consolidating Statements of Operations

For the Three Months Ended March 31, 2014

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Revenues	$-	$88,756	$8,845	$(78)	$97,523
Costs of services	-	78,103	8,078	(78)	86,103
Gross margin	-	10,653	767	-	11,420

Operating costs and expense:
General and administrative	-	4,565	389	-	4,954
Depreciation, amortization and accretion	-	1,508	53	-	1,561
Operating income	-	4,580	325	-	4,905

Other income (expense):
Equity earnings in subsidiaries	3,898	-	-	(3,898)	-
Interest expense, net	(179)	(576)	(30)	-	(785)
Offering costs	(446)	-	-	-	(446)
Other, net	-	(12)	-	-	(12)
Net income before income tax expense	3,273	3,992	295	(3,898)	3,662
Income tax expense	-	71	74	-	145
Net income	3,273	3,921	221	(3,898)	3,517

Net income attributable to non-controlling interests	640	23	-	110	773
Net income attributable to controlling interests	$2,633	$3,898	$221	$(4,008)	$2,744

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the Three Months Ended March 31, 2015

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Net income (loss)	$2,729	$3,080	$108	$(3,091)	$2,826
Other comprehensive (loss):
Foreign currency translation	-	-	(593)	(292)	(885)

Comprehensive income (loss)	$2,729	$3,080	$(485)	$(3,383)	$1,941

Comprehensive income (loss) attributable to non-controlling interests	143	(11)	-	(422)	(290)
Comprehensive income (loss) attributable to controlling interests	$2,586	$3,091	$(485)	$(2,961)	$2,231

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the Three Months Ended March 31, 2014

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Net income (loss)	$3,273	$3,921	$221	$(3,898)	3,517
Other comprehensive (loss):
Foreign currency translation	-	-	(315)	(144)	(459)

Comprehensive income (loss)	$3,273	$3,921	$(94)	$(4,042)	$3,058

Comprehensive income (loss) attributable to non-controlling interests	640	23	-	33	696
Comprehensive income (loss) attributable to controlling interests	$2,633	$3,898	$(94)	$(4,075)	$2,362

Condensed Consolidating Statements of Cash Flows

For the Three Months Ended March 31, 2015

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Operating activities:
Net income (loss)	$2,729	$3,080	$108	$(3,091)	$2,826
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation, amortization and accretion	-	1,268	46	-	1,314
(Gain) Loss on asset disposal	-	-	3	-	3
Interest expense from debt issuance cost amortization	134	-	-	-	134
Amortization of equity-based compensation	211	-	-	-	211
Equity earnings in investee company	-	(2)	-	-	(2)
Equity earnings in subsidiaries	(3,091)	-	-	3,091	-
Deferred tax benefit, net	-	13	(13)	-	-
Changes in assets and liabilities:
Trade accounts receivable	-	3,246	(1,271)	(105)	1,870
Receivables from affiliates	(105)	-	-	105	-
Prepaid expenses and other	-	320	63	-	383
Accounts payable and accrued payroll and other	87	5,817	835	-	6,739
Income taxes payable	-	101	(34)	-	67
Net cash provided by (used in) operating activities	(35)	13,843	(263)	-	13,545

Investing activities:
Acquisition of 49.9% interest in the TIR Entities	-	(52,588)	-	-	(52,588)
Purchase of property and equipment	-	(929)	(1)	-	(930)
Net cash used in investing activities	-	(53,517)	(1)	-	(53,518)

Financing activities:
Advances on long-term debt	-	52,600	-	-	52,600
Distributions from subsidiaries	3,952	(3,952)	-	-	-
Distributions to limited partners	(4,806)	-	-	-	(4,806)
Distributions to non-controlling members of the TIR Entities	-	(1,421)	-	-	(1,421)
Net cash provided by (used in) financing activities	(854)	47,227	-	-	46,373

Effects of exchange rates on cash	-	-	(616)	-	(616)

Net increase (decrease) in cash and cash equivalents	(889)	7,553	(880)	-	5,784
Cash and cash equivalents, beginning of period	982	16,598	3,177	-	20,757
Cash and cash equivalents, end of period	$93	$24,151	$2,297	$-	$26,541

Non-cash items:
Accounts payable excluded from capital expenditures	$-	$51	$-	$-	$51

Condensed Consolidating Statements of Cash Flows

For the Three Months Ended March 31, 2014

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Operating activities:
Net income (loss)	$3,273	$3,921	$221	$(3,898)	$3,517
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, amortization and accretion	-	1,557	53	-	1,610
Interest expense from debt issuance cost amortization	189	-	-	-	189
Amortization of equity-based compensation	294	-	-	-	294
Equity earnings in investee company	-	14	-	-	14
Equity earnings in subsidiaries	(3,898)	-	-	3,898	-
Deferred tax benefit, net	-	(74)	36	-	(38)
Changes in assets and liabilities:
Trade accounts receivable	-	6,313	834	-	7,147
Receivables from affiliates	(1,202)	1,202	-	-	-
Prepaid expenses and other	273	(45)	4	-	232
Accounts payable and accrued payroll and other	1,136	2,916	1,967	-	6,019
Income taxes payable	-	(14,907)	(1,023)	-	(15,930)
Net cash provided by operating activities	65	897	2,092	-	3,054

Investing activities:
Purchase of property and equipment	-	(315)	(4)	-	(319)
Net cash used in investing activities	-	(315)	(4)	-	(319)

Financing activities:
Proceeds from initial public offering	80,213	-	-	-	80,213
Distribution of initial public offering proceeds to Cypress Energy Holdings, LLC	(80,213)	-	-	-	(80,213)
Payment of deferred offering costs	(314)	-	-	-	(314)
Repayment of long-term debt	-	(5,000)	-	-	(5,000)
Payments on behalf of affiliates	(65)	-	-	-	(65)
Net advances from members	314	-	-	-	314
Net cash (used in) financing activities	(65)	(5,000)	-	-	(5,065)

Effects of exchange rates on cash	-	-	(328)	-	(328)

Net increase (decrease) in cash and cash equivalents	-	(4,418)	1,760	-	(2,658)
Cash and cash equivalents, beginning of period	-	24,606	2,084	-	26,690
Cash and cash equivalents, end of period	$-	$20,188	$3,844	$-	$24,032

Non-cash items:
Accounts payable excluded from capital expenditures	$-	$75	$-	$-	$75